Exhibit B-176

                          AGREEMENT AND PLAN OF MERGER
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                         STURGEON ELECTRIC COMPANY INC.,
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                             A Colorado Corporation
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                                      INTO
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                        STURGEON ELECTRIC COMPANY, INC.,
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                             A Michigan Corporation
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            THIS AGREEMENT AND PLAN OF MERGER  ("Agreement")  dated as of August
30,  1974,  by  and  between  Sturgeon  Electric   Company,   Inc.,  a  Colorado
corporation, hereinafter referred to as "Sturgeon of Colorado", and Sturgeon Electric Company, Inc., a Michigan corporation, hereinafter referred to as "Sturgeon of Michigan", said corporations being hereinafter sometimes referred to as the "Constituent Corporations".

                              W I T N E S S E T H :

            WHEREAS, the Boards of Directors of the Constituent Corporations deem it advisable for the general welfare and advantage of the Constituent Corporations and their respective shareholders that the Constituent Corporations merge into a single corporation pursuant to this Agreement and pursuant to the applicable provisions of the laws of the States of Colorado and Michigan.

            NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereby agree, in accordance with the applicable provisions of the laws of the State of Colorado, that the Constituent Corporations shall be merged into a single corporation, to-wit, Sturgeon Electric Company, Inc., a Michigan Corporation, which shall continue its corporate existence and be the surviving corporation in the merger (hereinafter referred to as "Surviving Corporation"), and the terms and conditions of the merger which the parties covenant to observe, keep and perform and the mode of carrying the same into effect are and shall be as hereinafter set forth:

            1. Effective Date of the Merger. The merger shall be effective upon compliance with the corporation codes of the States of Colorado and Michigan.

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            2.  Governing  Law  and  Articles  of  Incorporation.  The  Michigan
Corporation Code, as amended from time to time, shall govern the Surviving Corporation, and the Articles of Incorporation of Sturgeon of Michigan as amended shall be and continue as the Articles of Incorporation of the Surviving Corporation until the same shall be amended or altered in accordance with the provisions thereof.

            3. By-Laws. The By-Laws of Sturgeon of Michigan at the effective time of the merger shall be the By-Laws of the Surviving Corporation until the same shall be altered or amended in accordance with the provisions thereof.

            4. Directors and Officers. The directors of Sturgeon of Michigan now serving shall at the effective time of the merger be the directors of the Surviving Corporation until their respective successors are duly elected and qualified. Subject to the authority of the Board of Directors as provided by law and the By-laws of the Surviving Corporation, the officers of the Surviving Corporation at the effective time of the merger shall be: Dwight L. Johnson, President, Thomas N. Frisby, Vice-President, R.
J. Kaiser, Secretary and Larry Hill, Treasurer.

            5. Conversion of Shares in a Merger. The mode of carrying into effect the merger provided in this Agreement and the manner and basis of converting the shares of the Constituent Corporations into shares of the Surviving Corporation are as follows:

                  5.1. The one share of voting  common stock,  no par value,  of
            Sturgeon of Michigan issued and outstanding at the effective time of the merger shall be surrendered and cancelled as a result of the merger.

                  5.2. At the effective time of the merger, each share of common stock, no par value, voting and non-voting shares issued and outstanding, shall be converted into and in like manner become one share of the voting or non-voting, as the case may be, common stock, no par value, of the Surviving Corporation, and each holder of common stock of Sturgeon of Colorado, upon surrender to the Surviving Corporation of one or more stock certificates for the common stock of Sturgeon of Colorado for cancellation, shall be

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            entitled  to receive one or more stock  certificates  for the common stock designated voting or non-voting of the Surviving Corporation, into which the common stock of Sturgeon of Colorado so surrendered shall have been converted as aforesaid. Each share of Sturgeon of Colorado common stock held in its treasury, if any, at the effective time of the merger, shall be cancelled and shall not be converted.

                  5.3. Immediately after the merger becomes effective, the stock certificates representing Sturgeon of Colorado common stock issued and outstanding, shall be surrendered for exchange.

                  5.4. All shares of common stock of the  Surviving  Corporation into which shares of the common stock of Sturgeon of Colorado are converted as herein provided shall be fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to such shares of Sturgeon of Colorado, subject only to the obligations of any shareholder affected to pay the purchase price thereon in accordance with the evidence of such obligation given by such shareholder to Sturgeon of Colorado.

            6. Effect of the Merger.  At the effective  time of the merger,  the
Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all the rights, privileges, immunities, powers and franchises both of a public and a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations, and all the rights, privileges, immunities, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of said Constituent Corporations on whatever account, for stock subscriptions as well as for all other things in action or belonging to each of said corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, immunities, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens

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upon any property of either of said Constituent  Corporations shall be preserved unimpaired, limited in lien to the property affected by such liens at the effective time of the merger, and all debts, liabilities and duties of said
Constituent  Corporations,   respectively,   shall  thenceforth  attach  to  the
Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by the Surviving Corporation.

            7. Accounting Matters. The assets and liabilities of the Constituent Corporations as at the effective time of the merger shall be taken up on the books of the Surviving Corporation at the amounts at which they were carried on the books of the respective Constituent Corporations at the effective date of the merger. The amount of capital of the Surviving Corporation after the merger shall be as it was stated in Sturgeon of Colorado immediately prior to such effective date.

            8. Approval of Shareholders; Filing of Certificate of Merger. This Agreement shall be submitted to the shareholders of each of the Constituent Corporations as provided by law and their respective Articles of Incorporation at meetings which shall be held on or before August 29, 1974, or such later date as the Boards of Directors of the Constituent Corporations shall mutually approve. After such adoption and approval and subject to the conditions contained in this Agreement, Articles of Merger or other required documents shall be signed verified and delivered to the Secretary of State of the State of Colorado and the Michigan Department of Commerce for filing as provided by their respective Codes.

            9. Representations and Warranties. Sturgeon of Michigan is a newly organized corporation under the laws of Michigan. It was formed solely for the purpose of creating an entity in Michigan into which Sturgeon of Colorado could merge for the corporate objective and purpose of enabling Sturgeon of Michigan (the Surviving Corporation in this merger) to later enter into a corporate reorganization of a form and type not recognized under Colorado law. Sturgeon of Michigan has no assets but upon this merger will succeed to all the rights and liabilities and will acquire all the assets and liabilities of Sturgeon of Colorado. The sole effect of the merger is, therefore, to reincorporate Sturgeon of Colorado as a Michigan corporation with a continuation in every respect of the business and ownership of Sturgeon of Colorado.
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            10. Closing.  The Constituent  Corporations  shall cause Articles of
Merger or other necessary documents reflecting the merger provided for herein to be executed and filed immediately following the time when the shareholders of the Constituent Corporations shall have approved this Agreement. In this respect, the Boards of Directors of each of the Constituent Corporations agree hereby to call a special meeting of their shareholders immediately following the execution of this Agreement for the purposes of submission of this Agreement and Plan of Merger.






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